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EXHIBIT 5.2

[LETTERHEAD]

November 25, 2002

Fintube Technologies, Inc.
15660 N. Dallas Parkway, Suite 500
Dallas, TX 75248

Re:	Lone Star Technologies, Inc.: Registration Statement on Form S-3 under the Securities Act of 1933 (File No. 333-100579) and post-effective amendment to the Registration Statement filed by Lone Star and certain of its subsidiaries (File No. 333-41130)

Ladies and Gentlemen:

        We have acted as special Oklahoma counsel to Fintube Technologies, Inc., an Oklahoma corporation (the "Company"), in connection with the filing by the Company's ultimate parent corporation, Lone Star Technologies, Inc., a Delaware corporation ("Lone Star") of a Registration Statement on Form S-3, as amended, (the "Registration Statement") under the Securities Act of 1933 (the "Act"), to which this opinion is an exhibit, providing for the offer and sale by Lone Star, from time to time, pursuant to Rule 415 under the Act, of certain Securities defined by the Registration Statement, including certain guarantees ("Guarantees") by the Company. Any terms not defined herein, shall have the meaning set forth in the Registration Statement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company (the "Organizational Documents"), (ii) the Form of Senior Indenture and the Form of Subordinated Indenture (collectively, the "Indenture") relating to the Debt Securities of Lone Star, that is incorporated by reference as an exhibit to the Registration Statement, and (iii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions with respect to the Company hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

        In connection with this opinion, we have assumed that (i) the Registration Statement, and each amendment thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement (a "Prospectus Supplement") will have been prepared and filed with the Securities and Exchange Commission (the "Commission") describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Lone Star and the other parties thereto; and (v) at the time of any offering or sale of Securities, Lone Star will have such number of shares of Common Stock or Preferred Stock, if applicable, as set forth in such offering or sale, authorized and available for issuance; and (vi) any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

        Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that, with respect to any Guarantees to be issued by the Company with respect to any Debt Securities, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issuance and terms of such Guarantees, the terms of the offering thereof and related matters; (ii) the terms of such Guarantees and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iii) such Guarantees have been duly executed, authenticated, issued and delivered by the Company in accordance with the provisions of the applicable Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, such Guarantees of the Company will be legally issued and legally binding obligations of the Company, enforceable against it in accordance with their terms.

        The opinions expressed above are limited by and subject to the following qualifications:

          (a)  We express no opinion other than as to the federal laws of the United States of America and the laws of the State of Oklahoma.

          (b)  In rendering the opinions expressed herein, we have assumed that, after the date hereof, (i) no material amendment will be made with respect to any Organizational Document; and (ii) no action heretofore taken by the board of directors of the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn.

          (c)  We are necessarily assuming that the Guarantees will be in such form, and will contain only such terms, as are reasonably customary for guarantees issued by wholly owned subsidiaries with respect to publicly traded debt securities of their parent corporations.

          (d)  The opinions expressed herein are subject to the qualification that the enforceability of the Guarantees may be limited or affected by (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, receivership, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law, and (iii) an implied covenant of good faith and fair dealing.

          (e)  We express no opinion regarding any provision (i) relating to indemnification, exculpation or contribution, (ii) purporting to waive fundamental rights (such as the right to trial by jury) or purporting to confer subject matter jurisdiction to any court over any issue, matter or dispute or (iii) purporting to permit amendment, modification or waiver of any provision only by means of a written agreement.

        We hereby consent to the filing of this opinion on behalf of the Company as an exhibit to the Registration Statement filed by Lone Star. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder. For purposes of this opinion, we assume that the Guarantees by the Company to be issued pursuant to the Registration Statement will be issued in compliance with all applicable state securities or Blue Sky laws.

Very truly yours,
Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc.
/s/ THOMAS P. NALLY
Thomas P. Nally

TPN/cmf

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